EAST\44208380.3 Columbus McKinnon Corporation Human Resources - POLICIES and PROCEDURES Revision No.3 October 23, 2023 Number F-4 Authorized by: General Counsel Approved by: Board of Directors Date Issued 3/1/1999 Effective Date 1/15/2009 Title: INSIDER TRADING POLICY Page 1 of 5 PURPOSE This insider trading policy (this “Policy”) confirms procedures that directors, officers, consultants, contractors and associates of Columbus McKinnon Corporation (the “Company”) and each of its subsidiaries (each, a “Covered Person”) at every level must follow, arising from the Company’s responsibilities as a public company. This Policy provides guidance regarding transactions in the Company’s securities and the handling of confidential information about the Company. The Company’s Board of Directors has approved this Policy to promote compliance with federal and state securities laws regarding insider trading and the proper handling of material nonpublic information. INDIVIDUAL RESPONSIBILITY Persons subject to this Policy are obligated to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed in the Company’s Insider Trading Pre-Clearance and Blackout Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other associate or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under federal or state securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.” TRANSACTIONS SUBJECT TO THE POLICY This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions subject to this policy include purchases, sales and bona fide gifts of Company securities.

EAST\44208380.3 2 ADMINISTRATION OF THE POLICY The General Counsel shall serve as the compliance officer (the “Compliance Officer”) for the purposes of this Policy, or any other person designated by the Compliance Officer for such purpose. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. PROCEDURES F-4 1(a). Prohibition against trading Company securities: If a Covered Person, or any other person that the Company in its sole discretion deems as subject to this Policy, is aware of “material” “non-public” information relating to the Company, such person is prohibited from trading in Company securities. “Material” Information: It is difficult to describe exhaustively what constitutes “material” information, but it is assumed that any positive or negative information that might be of significance to a reasonable investor in determining whether to purchase, sell or hold Company stock would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. There is no bright-line standard for assessing materiality. Materiality is based on an assessment of all facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Materiality often involves a relatively low threshold. Information dealing with the following subjects is reasonably likely to be found material in particular situations: (i) significant changes in the Company’s prospects; (ii) significant write-downs in assets or increases in reserves; (iii) developments regarding significant litigation or government agency investigations; (iv) liquidity problems; (v) changes in earnings estimates or unusual gains or losses in major operations; (vi) major changes in management; (vii) changes in dividends; (viii) extraordinary borrowings; (ix) award or loss of a significant contract; (x) changes in debt ratings; (xi) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; (xii) a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations; and (xiii) public offerings. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by

EAST\44208380.3 3 balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non- public information is material, presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons within the Company in the performance of their regular corporate duties who need to know it) or to trade in or recommend securities to which that information relates. “Nonpublic” Information: Insider trading prohibitions only apply when a Covered Person possesses information that is both material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally – for example, information that is broadcast on television or the radio, included in a filing that the Company makes with the Securities and Exchange Commission (“SEC”) on EDGAR or disseminated through the newswire services or in a press release – and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, a Covered Person must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Non-public information may include: (i) information available to a select group of analysts or brokers or institutional investors; (ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and (iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three business days). As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential. F-4 1(b). Other Prohibitions: No “Tipping.” No Covered Person who knows of any material non-public information about the Company may communicate, or “tip,” that information to any other person, including family and friends or recommend to others that they engage in transactions in the Company’s securities. No Trading in Securities of Other Companies. In addition, no Covered Person may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of their involvement with the Company. No Covered Person who knows of any such material non-public information may communicate, or “tip,” that information to any other person, including family and friends.

EAST\44208380.3 4 Transactions by Family Members. This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members. Transactions by Entities that You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. F-4 1(c). Certain Permitted Transactions: This Policy shall not apply in the case of the following transactions, except as specifically noted: (i) the exercise of a stock option acquired pursuant to the Company’s long-term incentive plans, if applicable (but note that this Policy does apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price or associated tax of an option exercised); (ii) the vesting of restricted stock or restricted stock units (but note that this Policy does apply to any market sale of restricted stock or restricted stock units); (iii) automatic and recurring 401(k) plan contributions that are used to purchase Company securities (but note that this Policy does apply to any 401(k) activity specifically targeted at any Company securities, like a deliberate re-allocation of plan funds); (iv) purchases of Company securities pursuant to a periodic contribution under an employee stock purchase plan, if applicable (but note that this Policy does apply to your election to participate in the plan for any enrollment period, and to your sales of Company securities purchased pursuant to any employee stock purchase plan); and (v) the purchase of Company securities under any automatic Company dividend reinvestment plan, if applicable. F-4 2. Confidentiality: Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company, whether or not the purpose is to facilitate improper trading in the

EAST\44208380.3 5 Company’s securities. Covered Persons should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. This prohibition applies specifically but not exclusively to inquiries about the Company, which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless a Covered Person is expressly authorized to the contrary, if a Covered Person receives any inquiries of this nature, the Covered Person should decline comment and refer the inquirer to the Company’s Chief Financial Officer at (716) 689-5442. If a Covered Person has any doubt as to their responsibilities under these guidelines, they should seek clarification and guidance from the Compliance Officer at (716) 689-5532 before acting. A Covered Person should not try to resolve uncertainties on their own. F-4 3. Consequences of Violations: The strictest compliance with these procedures by all Covered Persons at every level is expected. Failure to follow their letter and spirit would be considered a matter of extreme seriousness and a basis for termination of employment. Insider trading violations are pursued vigorously by the SEC, United States Attorneys and state law enforcement authorities. Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. 031425.00001 Business 23805908v3